POWER OF ATTORNEY


I, the undersigned, a director and/or an executive officer of Biogen Idec Inc., hereby authorize and designate Thomas J. Bucknum, Anne Marie Cook, Jo Ann Taormina, and Benjamin S. Harshbarger and each of them acting alone, as my attorney-in-fact to execute and file on my behalf any and all Forms 3, 4 and 5 (including any amendments thereto) that I may be required to file with the United States Securities and Exchange Commission as a result of my ownership of or transactions in securities of Biogen Idec Inc. The authority granted under this power of attorney shall continue for so long as I am required to file Forms 3, 4 and 5 with regard to my ownership of or transactions in securities of Biogen Idec Inc., unless earlier revoked in writing, but shall terminate automatically as to each individual attorney-in-fact when such person is no longer an employee of Biogen Idec Inc. I acknowledge that the attorneys-in-fact appointed hereunder are not assuming, nor is Biogen Idec Inc. assuming, any of my responsibility to comply with Section 16 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed this 5th day of February, 2004.


                                                     /s/ John M. Dunn__________

                                                     John M. Dunn